AMENDED AND RESTATED

OPERATING AGREEMENT

OF

WiPROSPER VENTURES, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT (this “Agreement”) is entered into as of the 14th day of December, 2022 (the “Effective Date”), by and among WiProsper Ventures, LLC, an Ohio limited liability company (the “Company”), and those parties whose names are set forth on the signature pages hereto and any other parties who from time to time may execute the Joinder attached hereto as Exhibit A (the “Members”).

RECITALS

WHEREAS, on December 6, 2021, Articles of Organization were filed with the Ohio Secretary of State; and

WHEREAS, prior to the date hereof, William Carter, Monte’ Davis, Retina Carter and Richard Williams, (the “Original Members”) as the original Members entered into an Operating Agreement of the Company dated as of December 6, 2021, to provide for the management of the business and affairs of the Company (the “Original Operating Agreement”);

WHEREAS, prior to the date hereof, each of the Original Members was assigned the Percentage Interest (as defined below) in the Company;

WHEREAS, the Company and the Original Members wish to (i) enter into this Agreement on the terms contained herein to provide for the management of the business and the affairs of the Company, the allocation of profits and losses among the Members, distributions among the Members, the rights, obligations and interests of the Members to each other and to the Company, and certain other matters and (ii) amend and restate the Original Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Agreement is hereby amended and restated in its entirety and is of no further force or effect, and the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article I or elsewhere in this Agreement.  In referring to sections or provisions of the Code or Regulations, it is intended that the terms “partner” and “partnership” (or variations thereof) appearing therein shall be read, respectively, as Member or Company (or variations thereof).

1.1“Act” means the Ohio Revised Limited Liability Company Act, as the same may be amended from time to time.

1.2“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after taking into account any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.3“Affiliate” means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, controls, is controlled by, or is under common control with, such specified Person, (b) any Person that is an officer, director, partner, trustee, or employee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person), (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (d) any spouse of the specified Person.

1.4“Agreement” has the meaning ascribed thereto in the preamble.

1.5“Available Cash” means the amount of cash held by the Company, less (a) all current liabilities of the Company, and (b) reasonable working capital and other amounts that the Managers deem reasonably necessary for the operation of the business of the Company, including amounts that the Managers deem necessary to place into reserves for customary and usual claims with respect to the business of the Company.

1.6“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)The initial Book Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by the Managers;

(b)The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Income or Net Loss for the Fiscal Year;

(c)The Book Value of any asset distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by the Managers; and

(d)Upon election by the Manager, the Book Value of all Company assets shall be adjusted upon the events and in the manner specified in Regulations Section 1.704-1(b)(2)(iv)(f).

1.7“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to remain closed.

1.8“Capital Account” means, in respect of any Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 3.1.

1.9“Capital Contribution” shall mean, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed (or deemed contributed pursuant to Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) with respect to the Membership Interest held by such Member. A Capital Contribution shall not be considered a loan to the Company.

1.10“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of Ohio prior to the Effective Date, as amended.

1.11“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

1.12“Common Unit” means any Unit of Limited Liability Company Membership Interest in the other than a Preferred Unit or another class of Units issued by the Company.

1.13“Common Unitholder” shall mean a Member holding Common Units.

1.14“Common Unitholder’s Ownership Interest” shall mean fifty percent (50%) multiplied by a fraction, the numerator of which is the total number of Common Units held by a Common Unitholder and the denominator of which is the total number of Common Units outstanding. Each Common Unitholder’s Ownership Interest and the number of Common Units held by such Common Unitholder shall be as set forth opposite such Common Unitholder’s name on Schedule I attached hereto, which shall be amended from time to time in accordance with the terms of this Agreement.

1.15“Company” has the meaning ascribed thereto in the preamble.

1.16“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Regulations Section 1.704-2(d).

1.17“Control,” “Controlled,” “Controlling,” whether or not capitalized, means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity through ownership of voting securities, contract or otherwise.

1.18“Covered Person” means (a) each Member, (b) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (c) each Manager, officer, employee, agent or representative of the Company.

1.19“Depreciation” means an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method.

1.20“Distributions” shall mean any cash (or property to the extent applicable) distributed to the Members or Assignees arising from their ownership of Units.

1.21“Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote, participate in the management of the Company, or the right to information concerning the business and affairs of the Company.

1.22“Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

1.23“Effective Date” has the meaning ascribed thereto in the Recitals.

1.24“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year (except as otherwise required by law), and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated.

1.25“Investment Period” means the period commencing on the date the Company first accepts Capital Contributions from Preferred Unitholders and ending December 31, 2024.

1.26“Joinder” means the joinder substantially in the form of Appendix I attached hereto.

1.27“Majority-in-Interest” means one or more Members holding greater than 50% of the Units.

1.28“Manager” means WiProsper Technologies, LLC, an Ohio limited liability company, and any other Person duly appointed as “Manager” of the Company from time to time in accordance with Section 5.3.

1.29“Member” means any party to this Agreement owning a Membership Interest or any Person who otherwise acquires a Membership Interest and has executed the Joinder, as permitted under this Agreement, in each case whose Membership Interest has not been terminated or transferred in its entirety.

1.30“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

1.31“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.32“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

1.33“Membership Interest” means a Member’s entire limited liability company interest in the Company, including such Member’s Economic Interest, right to vote and to participate in the management of the Company, and the right to information concerning the business and affairs of the Company.  For the avoidance of doubt, each Member’s Membership Interest shall be evidenced by Units, and unless the context otherwise requires, “Membership Interest,” on one hand, and “Units,” on the other hand, are used interchangeably in this Agreement.

1.34“Net Income” and “Net Loss” means, for each fiscal year of the Company (or other period for which Net Income and Net Loss must be computed), an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) and the Regulations, and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. The determination of Net Income and Net Loss pursuant to the previous sentence shall be subject to the following adjustments:

(a)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from Net Income or Net Loss;

(c)Gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

(d)In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation;

(e)If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Income or Net Loss; and

(f)Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Income or Net Loss.

1.35“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

1.36“Person” means and includes any natural person, corporation, firm, joint o any department, political subdivision or agency of a government.

1.37“Preferred Distributions” means a cash amount equal to eight percent (8%) per annum of the Capital Contributions of the Preferred Unitholders for each Preferred Unit held by a Preferred Unitholder, in each case as determined at the time Preferred Distributions are to be made and as determined by the Manager in its sole discretion. Any amount of the Preferred Distributions that is not paid in any Fiscal Year shall accrue and be payable in the following Fiscal Year.

1.38“Preferred Unit” means a Unit of Series A-1 Preferred Non-Voting Membership Interest in the Company.

1.39“Preferred Unitholder’s Ownership Interest” shall mean fifty percent (50%) multiplied by a fraction, the numerator of which is the total number of Preferred Units held by a Preferred Unitholder and the denominator of which is the total number of Preferred Units outstanding. Each Preferred Unitholder’s Ownership Interest and the number of Units held by such Preferred Unitholder shall be as set forth opposite such Preferred Unitholder’s name on Schedule I attached hereto, which shall be amended from time to time in accordance with the terms of this Agreement.

1.40“Preferred Unitholder” shall mean a Member holding Preferred Units.

1.41“Regulations” means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended-d from time to time, including corresponding provisions of applicable successor regulations.

1.42“Transfer” means and includes, in respect of a Membership Interest, or any element thereof, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, gift or other disposition of a Membership Interest or any element thereof, and, when used as a verb, to sell, hypothecate, pledge, assign, attach, bequest or otherwise dispose of a Membership Interest or any element thereof.

1.43“Transferee” means a Person who obtains or receives a Membership Interest or any element thereof by means of a Transfer.

1.44“Unit” has the meaning ascribed thereto in Section 2.8.

1.45“Unrecovered Capital Contribution” shall mean, with respect to each Member, the excess, if any, of (i) the Capital Contribution of such Member over (ii) the cumulative amounts of Distributions made to such Member pursuant to Section 4.4(a)(i) as of such date.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1Filing of Articles of Organization.  The parties have organized the Company pursuant to the Act and caused the Articles of Organization to be prepared, executed and filed with the Ohio Secretary of State on December 6, 2021.  The Members agree that the rights, duties and liabilities of the Members and the Manager shall be as provided in the Act, except as otherwise expressly provided herein.

2.2Name of Company.  The name of the Company is WiProsper Ventures, LLC.  The Company may do business under that name and under any other name or names that the Manager selects.  If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall comply with any requirements of the Act or applicable law.

2.3Address of Company.  The principal executive office of the Company shall be situated at 1311 Vine Street, Cincinnati, Ohio 45202, or such other place or places as may be determined by the Manager from time to time.

2.4Agent for Service of Process.  The agent for service of process on the Company shall be William Carter WiProsper Ventures, LLC, 1311 Vine Street, Cincinnati, Ohio 45202.

2.5Business Purposes.  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.  The Company shall possess and may exercise all powers necessary or convenient to the conduct and promotion of the Company’s business activities.

2.6Tax Treatment as Partnership.  It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for Federal income tax purposes.  Except as provided in the foregoing sentence, the Members intend the Company to be a limited liability company under the Act, and that they be Members, and not partners in a partnership.  No Member shall take any action inconsistent with the express intent of the parties hereto.

2.7Term of Company’s Existence.  The term of existence of the Company commenced on the effective date of filing of the Articles of Organization with the Ohio Secretary of State, and shall continue in perpetuity, unless sooner terminated by the provisions of this Agreement or as provided by law.

2.8Units; Classes of Members; Additional Members.

(a)Each Member’s Membership Interest in the Company shall be represented by units of limited liability company interest (each, a “Unit”).  The Company initially shall have two (2) authorized classes of Units, the Common Units and the Preferred Units and two (2) classes of Members, the Common Unitholders and the Preferred Unitholders.  The ownership by a Member of Units shall entitle such Member to allocations of Net Income and Net Loss and other items of income, gain, loss or deduction, and distributions of cash and other property, as set forth in Article IV.  The Company may issue fractional Units and all Units shall be rounded to the second decimal place.  The names of each Member, including such Member’s Capital Contribution, shall be as set forth on Schedule I attached hereto.

(b)The Preferred Units and Preferred Unitholders shall have the following special attributes: So long as any Preferred Units are outstanding, in addition to any other vote or approval required under the Company’s Articles of Organization or this Agreement, the Company will not, without the written consent of a Majority-in-Interest of the Preferred Unitholders, either directly or by amendment, merger, consolidation, or otherwise: amend, alter, or repeal any provision of the Articles of Organization or this Agreement in a manner which adversely affects the powers, preferences or rights of the Preferred Units. Except for the foregoing, the Preferred Unitholders shall have not right to vote on any matter requiring a vote of Unitholders.

ARTICLE III

CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

3.1Initial Capital Contributions and Capital Accounts.

(a)Schedule I sets forth the total Capital Contribution paid by each Member to the Company for such Member’s Common Unitholder’s Ownership Interest or Preferred Unitholder’s Ownership Interest, as applicable.

(b)An individual Capital Account shall be maintained for each Member in accordance with the requirements of Regulations Section 1.704-1(b)(2)(iv), and the provisions of this Agreement respecting the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with those Regulations. If any Membership Interest is Transferred pursuant to and in accordance with this Agreement, the Transferee of such Membership Interest shall succeed to the transferring Member’s Capital Account attributable to such Membership Interest.  As of the Effective Date, each Member has a Capital Account and Percentage Interest as set forth on Schedule I attached hereto.

3.2No Additional Capital Contributions.  No Member shall be required to contribute any capital to the Company after the payment of such Member’s initial Capital Contribution set forth on Schedule I attached to this Agreement.

3.3Return of Capital Contributions.  Except in accordance with the terms of this Agreement, no Member shall be entitled to receive any distributions, whether of money or property, from the Company.

3.4No Interest on Capital Contributions or Capital Accounts.  Except as otherwise provided in this Agreement, no interest shall be paid on any Capital Contributions or on the balance of any Capital Account.

ARTICLE IV

PROFITS, LOSSES AND DISTRIBUTIONS

4.1Allocations of Net Income and Net Loss.  Subject to Section 4.2, Net Income or Net Loss shall be allocated among the Members as follows:

(a)Net Income.  Net Income of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i)First, to the Members in proportion to, and to the extent of, the excess, if any, of the cumulative amount of Net Loss previously allocated to each Member pursuant to Section 4.1(b)(ii) over the cumulative amount of Net Income previously allocated to each such Member pursuant to this Section 4.1(a)(i);

(ii)Second, if determined by the Managers to be paid in cash, the Preferred Distributions;  and

(iii)Thereafter, Fifty Percent (50%) to the Common Members in proportion to their respective Common Unitholders Ownership Interests and Fifty Percent (50%) to the Preferred Members in proportion to their respective Preferred Unitholders Ownership Interests.

(b)Net Loss.  Net Loss of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i)First, to the Members in proportion to, and to the extent of, the excess, if any, of the cumulative amount of Net Income previously allocated to each Member pursuant to Section 4.1(a)(ii) over the cumulative amount of Net Loss previously allocated to each such Member pursuant to this Section 4.1(b)(i);

(ii)Second, to the Members, in proportion to their positive Capital Account balances.

Notwithstanding the foregoing, allocations of Net Loss to a Member shall be made only to the extent that such allocations of Net Loss will not create an Adjusted Capital Account Deficit for that Member.  Any Net Loss not allocated to a Member because of the foregoing sentence shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Net Loss under the previous sentence) in accordance with this Section 4.1(b).  Any Net Loss reallocated under this provision shall be taken into account in computing subsequent allocations of Net Income and Net Loss so that the net amount of any item so allocated and the Net Income and Net Loss allocated to each Member, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member if no reallocation of losses had occurred under this provision.

4.2Regulatory Allocations.  Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a)Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 4.2(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Chargeback Attributable to Member Nonrecourse Debt.  If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i).  This Section 4.2(b) is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in the Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt.  This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(e)Nonrecourse Deductions.  Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(f)Regulatory Allocations.  The allocations set forth in this Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable

Regulations promulgated under Code Section 704(b).  Notwithstanding any other provision of this Article IV, the Regulatory Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Income, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.3Distributions of Available Cash.  Available Cash shall be distributed to the Members, as and when determined by the Managers (in their sole discretion) as follows:

(i)First, if determined by the Managers to be paid in cash, the Preferred Distributions; and

(ii) Thereafter, Thereafter, Fifty Percent (50%) to the Common Members in proportion to their respective Common Unitholders Ownership Interests and Fifty Percent (50%) to the Preferred Members in proportion to their respective Preferred Unitholders Ownership Interests.

4.4Record Dates.  All Net Income and Net Loss shall be allocated to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation is to be made.  Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer of a Membership Interest during the taxable year, the Net Income and Net Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Net Income, Net Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.

4.5Withholding Taxes.

(a)Notwithstanding any other provision of this Agreement, each Member authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of the United States federal, state, local or foreign tax law) with respect to such Member or as a result of such Member’s participation in the Company; and if and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s interest in the Company.  To the extent that such deemed distribution to such Member (or any successor to such Member) for any taxable period exceeds the distributions that such Member would have received for such period but for such withholding, such excess shall be treated as an interest-free advance to such Member. Amounts so treated as advanced to any Member shall be repaid by such Member to the Company within thirty (30) days after the Company delivers a written request to such Member for such repayment; provided, however, that if any such repayment is not made, the Company may (without prejudice to any other rights of the Company) collect such unpaid amounts from any subsequent Company distributions that otherwise would be made to such Member.

(b)Any withholdings referred to in this Section 4.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager shall have received an opinion of counsel or other evidence, satisfactory to the Manager, to the effect that a lower rate is applicable, or that no withholding is applicable.

(c)If the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Member shall be treated as having received as a distribution the portion of such amount that is attributable to such Member’s interest in the Company as equitably determined by the Manager.

4.6No Restoration of Negative Capital Accounts.  No Member shall be obligated to restore a Capital Account with a balance of less than zero.

4.7Compliance with Laws and Regulations.  It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with this Agreement to the fullest extent permitted by Sections 704(b) and 704(c) of the Code.  Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised, as a result of the adoption of new or amended regulations pursuant to Code Sections 704(b) and 704(c), or the issuance of authorized interpretations, that the allocations provided in this Agreement are unlikely to be respected for Federal income tax purposes, the Manager is hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for Federal income tax purposes.

ARTICLE V

MANAGEMENT

5.1Management.

(a)Management by the Manager.  In accordance with Section 101.052 of the Act, and except for matters for which approval by the Members is expressly required by the mandatory provisions of the Act or this Agreement, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of the Manager. WiProsper Technologies, LLC, an Ohio limited liability company, is hereby designated the as the Manager.  Decisions of the Manager within its scope of authority shall be binding upon the Company and each Member.  Except for matters for which approval by the Members is expressly required by the mandatory provisions of the Act or this Agreement, no Member shall have the right to vote on any matters concerning the business, property or affairs of the Company.

(b)Manager’s Compensation. As compensation for its services to the Company, the Manager shall be paid a management fee equal to the difference between four percent (4%) of the Capital Contribution made by each Preferred Unitholder and the bank transaction fee payable by the Company with respect to each such Capital Contribution.

(c)Reimbursement of Manager’s Expenses.  The Company shall reimburse the Managers for reasonable and documented out-of-pocket expenditures that the Managers make in good faith on behalf of the Company.

(d)Exculpation.  The Manager shall not be liable to the Company or any Member for any claims, costs, expenses, damages or losses arising out of or in connection with the performance of its duties as the Manager, or for any act or omission performed or omitted to be performed by the Manager in good faith and pursuant to the authority granted to the Manager under this Agreement, other than those directly attributable to the Manager’s willful misconduct.  The Manager shall not be liable to any Member for claims, costs, expenses, damages or losses due to circumstances beyond the Manager’s control, including, without limitation, due to the negligence, dishonesty, bad faith or malfeasance of any employee, broker or other agent of the Company.

(e)Elimination of Manager’s Fiduciary Duties.  Any fiduciary duties of the Manager applicable under Ohio law, including, without limitation, the duties of care and loyalty, are hereby eliminated or reduced to the maximum extent permissible under Ohio law.

(f)Other Business Interests of the Manager.  Without limiting the generality of clause (d) of this Section 5.1, each Member covenants and agrees that (i) the Manager, individually or through one or more Affiliates, may continue to engage, conduct or otherwise participate or benefit from business and/or investment interests separate and apart from the Company (collectively, “Other Business Activities”), and (ii) such Member shall not have any interest in or right to any of such Other Business Activities or the proceeds therefrom.

5.2Officers. The Manager may appoint officers of the Company in its sole discretion.  Any number of offices may be held by the same person.  The Manager may choose such officers and agents, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.  Any such officers of the Company shall be empowered to carry out the day-to-day operations of the Company and to implement the actions authorized by the Manager.  Any officer hereafter appointed may be removed either with or without cause by the Manager at any time.  Any officer may resign at any time by giving written notice to the Manager.  No officer need be a Member.

5.3Resignation and Replacement of the Manager.  The Manager shall remain in office until it resigns.  The Manager may resign at any time by giving written notice to the Members.  The resignation of the Manager shall not affect the former Manager’s rights as a Member, if applicable, and shall not constitute a withdrawal from the Company.  Vacancies in the position of Manager shall be filled by a Majority-in-Interest of the Common Unitholders.

5.4Affiliate Transactions.  The Members acknowledge and agree that the Company may enter into certain arrangements or agreements (either written or oral) with the Manager and/or its Affiliates, whereby the Manager or one of its Affiliates may provide certain services to the Company; provided, that any such arrangements or agreements are on reasonably verifiable prevailing market rates or terms.

ARTICLE VI

MEMBERSHIP, MEETINGS, VOTING

6.1Members and Voting Rights.  Except as expressly set forth in this Agreement, no Member shall have any rights or preferences in addition to or different from those possessed by any other Member.  Common Unitholders and Preferred Unitholders shall have the right to vote upon only those matters as to which this Agreement or the Act requires or permits a vote of the Members.  Unless otherwise provided in this Agreement, actions of Members shall be pursuant to the prevailing vote of a Majority-in-Interest.  No Member shall be prohibited from voting merely by reason of the fact that such Member would be voting on a matter of particular interest to that Member.

6.2Record Dates.  The record date for determining the Members entitled to notice at any meeting or to vote, or entitled to receive any distribution, or to exercise any right in respect of any other lawful action shall be the date set by the Manager.

6.3No Membership Certificates.  The Company shall not be required to issue certificates evidencing Membership Interests to the Members.

6.4Meetings: Call, Notice and Quorum. The Company shall not be required to hold any annual or other meeting of Members.  If any meeting of the Members shall be called, such meeting may be held at the principal executive office of the Company or at such other location as may be designated by the Manager.  Following the call of any such meeting, the Manager shall give written notice of such meeting to all Members at least forty-eight (48) hours prior to the time set for such meeting.  The notice shall state the place, date, and hour of the meeting and the general nature of business to be transacted. No other business may be transacted at the meeting.  A quorum at any meeting of Members shall consist of the Manager and a Majority-in-Interest of the Members entitled to vote, represented in person or by proxy.

6.5Waiver of Notice.  The transactions of any meeting of Members, however called and noticed, and wherever held, shall be valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting.  Attendance of a Member at a meeting shall constitute waiver of notice, except when that Member objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.  Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting.

6.6Proxies.  At all meetings of Members, any Member entitled to vote at such meeting may vote in person or by proxy, which must be in writing.  Such proxy shall be filed with the Managers before or at the time of the meeting and may be filed by facsimile transmission to the Manager at the principal office of the Company or such other address as may be given by the Manager to the Members for such purposes.

6.7Participation in Meetings by Conference Telephone.  Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another.  Such participation shall be deemed attendance at the meeting.

6.8Action by Members Without a Meeting.  Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member or Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted.  Any action taken without a meeting shall be effective when the required minimum number of votes have been received.  Prompt written notice of the action taken shall be given to all Members entitled to vote thereon who have not consented to the action.

6.9No Withdrawal.  A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified the Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member. Notwithstanding the foregoing, the Manager may expel any Preferred Member from the Company for any reason and at any time by providing notice to such Preferred Member and paying such Preferred Member the amount of such Preferred Member’s Account. Such expelled Preferred Member shall remain entitled to any distributions of Available Cash accrued prior to date of expulsion.

6.10Restriction on Members’ Authority.  No Member is an agent of the Company solely by virtue of being a Member, and no Member has the authority to act for or bind the Company or any other Member solely by virtue of being a Member.

6.11Elimination of Member’s Fiduciary Duties.  Any fiduciary duties of any Member to the other Members applicable under Ohio law, including, without limitation, the duties of care and loyalty, are hereby eliminated or reduced to the maximum extent permissible under Ohio law.

6.12Other Business Interests of the Members.  Without limiting the generality of Section 6.11, each Member covenants and agrees that (i) each Member, individually or through one or more Affiliates, may continue to engage, conduct or otherwise participate or benefit from Other Business Activities, and (ii) such Member shall not have any interest in or right to any of such Other Business Activities or the proceeds therefrom.

ARTICLE VII

ACCOUNTING AND FINANCIAL REPORTING

7.1Accounts and Accounting.  Proper and complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office, and at such other locations as the Manager shall determine from time to time.

7.2Accounting.  The financial statements of the Company shall be prepared in a form which is appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement.  The annual accounting period of the Company shall be its taxable year.  The Company’s taxable year shall be selected by the Managers, subject to the requirements of the Code.

7.3Records.  At all times during the term of existence of the Company, and beyond that term if the Managers deem it necessary, the Managers shall keep or cause to be kept the books of account referred to in Section 7.1, together with:

(a)True and full information regarding the status of the business and financial condition of the Company;

(b)A copy of the Articles of Organization and all amendments thereto;

(c)Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, for each of the Company’s taxable years;

(d)A current list of the name and last known business, residence or mailing address of each Member and Manager;

(e)A copy of this Agreement and the Articles of Organization and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Articles of Organization and all amendments thereto have been executed; and

(f)True and full information regarding the amount of Capital Contributions in the form of cash and a description and statement of the agreed value of any other Capital Contributions of each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

7.4Member’s Rights to Records.

(a)Upon the request of any Member, for purposes reasonably related to the interests of such Member, the Managers shall cause to be promptly delivered to such Member, at the expense of such Member, a copy of the information required to be maintained pursuant to Section 7.3 and any other information described in Section 18-305(a)(6) of the Act.

(b)Each Member has the right, upon reasonable written notice, for purposes reasonably related to the interests of such Member, to inspect and copy during normal business hours any of the records required by Section 7.3 and any other information described in Section 18-305(a)(6) of the Act.

7.5Financial Reports.  In connection with its management of the operations of the Company, the Manager shall send, or cause to be sent, in writing to each Member prior to the required filing deadline under the Code, including extensions thereof, the information reasonably necessary for each Member to complete federal and state income tax or information returns.

7.6Partnership Representative. WiProsper Technologies, LLC shall act as the Partnership Representative pursuant to Section 6223 of the Code

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1Transfer and Assignment of Interests.  Subject to the requirements of this Article VIII, a Member may only Transfer all or any part of its Membership Interest upon the prior written approval of the Manager, which may be withheld or conditioned for any reason.  After the consummation of any Transfer of a Member’s Membership Interest, the Membership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement and the Act and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.  Any voluntary Transfer in violation of the provisions of this Article VIII shall be void ab initio.

8.2Further Restrictions on Transfer of Interests.  In addition to any other restriction contained in this Agreement, no Member shall Transfer all or any part of its Membership Interest (a) without complying with all Federal and state securities laws to the extent applicable, (b) without causing payment of all expenses reasonably incurred by the Company (or reimbursement therefor), including reasonable attorneys’ fees and costs, in connection with the Transfer, (c) without the Transferee executing and delivering to the Manager a copy of the Joinder, and (d) if the Membership Interest to be Transferred, when added to the total of all other Membership Interests Transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B), unless such tax termination would not have a material adverse effect on any non-transferring Member.

8.3Permitted Transfers.  Notwithstanding the provisions of Section 8.1, the Membership Interest of any Member may be transferred, with or without consideration, subject to compliance with Section 8.2, and without the prior consent of the Manager, to an inter vivos trust for estate planning purposes (a “Permitted Transfer”).

8.4Effective Date of Permitted Transfers.  Any Permitted Transfer or other Transfer of all or any portion of a Member’s Membership Interest made in compliance with the terms of this Article VIII shall be effective on the day following the date upon which the requirements of Section 8.1 and Section 8.2 have been satisfied.  The Member that is a party to the Transfer shall provide the Manager with written notice of such Transfer as promptly as possible after the requirements of Section 8.1 and Section 8.2 have been satisfied, as well as any such documents as reasonably requested by the other Members upon such request.  Any Transferee of all or any portion of a Member’s Membership Interest shall take such Membership Interest (or portion thereof) subject to the terms and provisions of this Agreement.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1Mandatory Dissolution.  The Company shall be dissolved immediately upon the first to occur of the following events:

(a)The happening of any event of dissolution specified in the Articles of Organization;

(b)The sale of all or substantially all of the Company’s assets;

(c)The written election of the Manager; and

(d)The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

9.2Winding Up.  Upon the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company.  The Manager shall wind up, or shall cause to be wound up, the affairs of the Company in an orderly manner.  The Manager or its designee shall give written notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company.  After paying or adequately providing for the payment of all known debts and liabilities of the Company (including all costs of dissolution), the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a)First, to the establishment of reasonable reserves which the Managers may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(b)Second, to the Members accordance with their positive Capital Account balances.

9.3Distributions in Kind.  Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Income or Net Loss that would have resulted if such asset were sold for such value.  Such Net Income or Net Loss shall then be allocated among the Members pursuant to Article IV, and the Members’ Capital Accounts shall be adjusted to reflect such allocations.  The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to).  The Manager shall reasonably determine the fair market value of such asset.

9.4Deficits.  Each Member shall look solely to the assets of the Company for the return of its investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Member for indemnification, contribution or reimbursement except as specifically provided in this Agreement.

ARTICLE X

LIABILITY/INDEMNIFICATION

10.1Liability.

(a)No Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, except as otherwise provided in the Act or in this Agreement.

(b)No Member shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act or omission by such Member within the scope of the authority conferred on such Member by this Agreement, except for any liability that results from such Member’s willful misconduct.

10.2Indemnification.  To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), other than for claims initiated by the Company or any other Member or Members, the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”), to which such Covered Person may become subject by reason of:

(a)Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the business of the Company; or

(b)The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any subsidiary of the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence or willful misconduct.

10.3Reimbursement.  The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to Section 10.2; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by Section 10.2, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

10.4Entitlement to Indemnity. The indemnification provided by Section 10.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Article X shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under Section 10.2 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

10.5Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

10.6Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Article X shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

10.7Savings Clause. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

10.8Survival.  The provisions of this Article X shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XI

POWER OF ATTORNEY

11.1Appointment of Manager as Attorney-in-Fact.

(a)Each Member, by the execution of this Agreement, irrevocably constitutes and appoints the Manager its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

(i)All fictitious name certificates and all certificates and other instruments (including the Certificate of Formation and counterparts of this Agreement), and any amendment or restatement thereof, which the Manager deems appropriate to form, qualify or continue the Company as a limited liability company in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members;

(ii)All amendments to this Agreement and the Certificate of Formation adopted in accordance with Section 13.3 and all instruments which the Manager deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(iii)All conveyances and other instruments which the Manager deems appropriate to reflect the dissolution and termination of the Company.

(b)The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by the Manager on behalf of the Company, and shall survive the bankruptcy, death, adjudication of incompetence, or dissolution of any Member hereby giving such power and the transfer or assignment of all or any part of the Membership Interest of such Member; provided, however, that in the event of the Transfer by a Member of all of its Membership Interest, the foregoing power of attorney of a transferor Member shall survive such Transfer only until such time as the Transferee shall have been admitted to the Company as a Member, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

ARTICLE XII

CONFIDENTIALITY

12.1Confidential Information.  Each Member acknowledges and agrees that it will receive and become aware of certain information which is proprietary to the Company, including, without limitation, prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, information about the Company’s investments, and any other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the “Confidential Information”). Notwithstanding the foregoing, the Confidential Information shall not include any information which (a) a Member obtains other than as a result of being a Member or Manager, (b) is generally known or becomes part of the public domain through no fault of any Person obligated to maintain its confidentiality, or (c) was developed independently by the Member without use of any of the Company’s information.

12.2Confidentiality.  Each Member agrees that it shall not, directly or indirectly, without the prior written approval of the Manager, disclose any Confidential Information to third parties other than such Member’s attorneys, accountants, and financial advisors, copy or use any Confidential Information, or publish any Confidential Information, except for the purpose of fulfilling its obligations to the Company.  Notwithstanding the immediately preceding sentence, it shall not be a breach of this Section 12.2 if any Person obligated to maintain the confidentiality of any Confidential Information is compelled by judicial or administrative order or decree to disclose such Confidential Information; provided, however, that such Person provides the Company with prompt written notice of such order or decree so that the Company may seek a protective order or other appropriate remedy.  If, in the absence of a protective order or other remedy, such Person is nonetheless legally compelled to disclose any Confidential Information, such Person may, without liability hereunder, disclose that portion of the Confidential Information which is legally required to be disclosed, provided such Person exercises reasonable efforts to preserve the confidentiality of the Confidential Information.

12.3Equitable Relief.  Each Member hereby acknowledges and agrees that the breach by such Member of its covenants and obligations under this Article XII could cause irreparable harm and significant injury to the Company which could be difficult to limit or quantify.  Accordingly, such Member agrees that the Company shall have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

13.1Notices.  All notices and communications to be given or otherwise made to any party hereto shall be deemed to be sufficient if contained in a written instrument delivered in person or by facsimile or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by nationally-recognized overnight courier, and addressed to such party at the address or facsimile number set forth under the name of such party on Schedule I attached hereto, or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the Company in writing in accordance herewith.  Notices delivered to any party hereto via email shall only be valid hereunder to the extent that such party expressly consents in writing (including via email) to such mode of delivery prior thereto or expressly confirms in writing (including via email) receipt of such delivery thereafter. Any such notice or communication shall be deemed to have been delivered and received:  (a) in the case of personal delivery or delivery by facsimile or email (if applicable), on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of mailing, on the third (3rd) business day following that day on which the piece of mail containing such communications is posted.  As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of New York are legally closed for business.

13.2Entire Agreement.  This Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.

13.3Amendment.

(a)The Manager shall have the power, without the consent of any Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)To reflect the issuance of Units (including a Future Issuance) or the admission, substitution, termination or withdrawal of a Member, all in accordance with this Agreement;

(ii)To reflect a change that is of inconsequential nature and does not adversely affect the other Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(iii)To satisfy requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

(b)Except as provided otherwise in clause (a) of this Section 13.3, this Agreement may only be modified or amended upon the prior written approval of the Manager and a Majority-in-Interest of the Members entitled to vote; provided, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to such Member relative to the rights of other Members shall be effective only with such Member’s consent.

(c)For the avoidance of doubt, amendments to Schedule I following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Manager without the consent of or execution by any of the Members.

13.4Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of  or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

13.5Jurisdiction.  The parties hereto hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Hamilton County, Ohio for any action, suit, proceeding, claim or counterclaim directly or indirectly arising out of, under or in any way relating to this Agreement or the transactions contemplated by this Agreement.

13.6Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors and assigns.

13.7Injunctive Relief; Specific Performance.  The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to seek injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction.  The parties further agree that no bond or surety shall be required in connection therewith.

13.8Counterparts.  This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or other electronic transmission (including, without limitation, via .PDF or similar file format), and each of which will be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

13.9Waiver.  No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party hereto to whom the benefit of such term, condition or provision runs.  No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided.  No failure or delay on the part of any party hereto in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

13.10Number and Gender.  The use of the neuter gender herein shall be deemed to include the feminine and masculine genders.  The use of either the singular or the plural includes the other unless the context clearly requires otherwise.

13.11Further Assurances.  Each party hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

13.12Partition. Each Member irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

13.13Authority to Contract.  Each party hereto hereby represents and covenants to the other Members that it has the capacity and authority to enter into this Agreement without the joinder of any other person.  All undertakings and agreements herein shall be binding upon the Members hereto, their permitted successors and assigns.

13.14Titles and Headings.  The Article, Section and Paragraph titles and headings contained in this Agreement are inserted only as a matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof.  All references to sections, articles, schedules or exhibits contained herein mean sections, articles, schedules or exhibits of this Agreement unless otherwise stated.

13.15Validity and Severability.  If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

13.16Statutory References.  Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

13.17Attorneys’ Fees.  If any action is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any party hereunder, the prevailing or successful party shall be entitled to recover all reasonable attorneys’ fees and costs incurred or sustained by such party in connection with such action.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company

WiProsper Ventures, LLC

an Ohio limited liability company

By: WiProsper Technologies, LLC

an Ohio limited liability company

Its: Manager

By:___________________________

    Name:  William Carter

    Title:    Manager

SCHEDULE I

Members, Units, Percentage Interests and Capital Accounts

Member Name	Units/Class	Percentage Interest	Capital Account

Name Address Address Fax: Email:		%	$______

Schedule I

Appendix I

WiProsper Ventures LLC

Limited Liability Operating Agreement Joinder

The undersigned hereby acknowledges that the undersigned has received and reviewed a true and correct copy of that certain Amended and Restated Limited Liability Agreement of Wi Prosper Ventures, LLC, an Ohio limited liability company, dated as of December 14, 2022 (as amended, the “Operating Agreement”).  Each capitalized term used in this Joinder to the Operating Agreement (this “Joinder”), but not otherwise defined herein, shall have the meaning ascribed to such term in the Operating Agreement.

This Joinder is hereby incorporated into and made a part of the Operating Agreement for all purposes.  The Company hereby acknowledges and agrees that the undersigned is hereby deemed a Member under the Operating Agreement for all purposes as of the date of this Joinder.  On and after the date of this Joinder, each reference in the Operating Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Operating Agreement, shall mean and be a reference to the Operating Agreement, incorporating this Joinder.

The undersigned hereby approves, consents to and agrees to be bound by the terms, conditions and other provisions of the Operating Agreement to the extent that such terms, conditions and other provisions are imposed upon the undersigned as a Member as provided therein.  The Company acknowledges and agrees that the undersigned shall have all of the rights and obligations of a Member subject to the terms, conditions and other provisions of the Operating Agreement.

The undersigned hereby warrants and represents that the information provided by the undersigned in the Member Questionnaire delivered to the Company in conjunction with this Joinder is true and correct as of the date hereof.

Dated:

Name of Member:

Number Units:

Aggregate Purchase Price:

MEMBER

By:__________________________

    Name:

    Title:

WiProsper Ventures. LLC

By: WiProsper Technologies, LLC

Its: Manager

By:__________________________

    Name:  William Carter

    Title: Manager

Appendix I